EXHIBIT 5.1
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                                             April 27, 2006



Hollinger International Inc.
712 Fifth Avenue
New York, New York, 10019


Ladies and Gentlemen:

            In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Hollinger International Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), we have been requested by the Company to render this opinion relating to 8,500,000 shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Shares") issuable upon the exercise of options granted, or reserved for issuance, under the Hollinger International Inc. 1999 Stock Incentive Plan (the "Plan").

            In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

            1. the Registration Statement;

            2. the Plan and the forms of option agreement and deferred stock unit and restricted stock award agreement (collectively, the "Agreements") relating to options to purchase, or other awards to acquire, Shares granted under the Plan;

            3. the Restated Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Registration Statement; and

            4. the Bylaws of the Company, included as Exhibit 4.2 to the Registration Statement.

            In addition, we have examined such corporate records of the Company that we have considered appropriate and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

            In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

            Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued in accordance with the terms of the Plan and any applicable Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

            The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

            We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                            Very truly yours,



                              /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
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                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP